Exhibit 10.15

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property Agreement (the “Agreement”) is hereby entered into effective as of May 15th, 2020 (the “Effective Date”), by and between, VivaVentures Precious Metals, LLC, a Nevada limited liability company (“VivaVentures”) and Vivakor, Inc., a Nevada corporation (“Vivakor” and together with VivaVentures, the “Licensees”) on the one hand, and of Bill Ison (“Ison”) and Vaporetek Holdings, LLC an unincorporated entity (“Vaporetek” and together with Ison, the “Licensor”). The Licensees and the Licensor may each be referred to herein as a “Party” and together as the “Parties.”

I.     RECITALS

A.       WHEREAS, Licensor is the owner of certain intellectual property related to a vapor extraction technology suitable to extract gold and other precious metals from sands and other sand-based ore bodies, as described in Exhibit A, hereto (the “Extraction Technology”), which Licensees are interested in licensing from Licensor for the purpose of developing commercially-viable applications using the intellectual property;

B.       WHEREAS, the Parties are parties that certain Contribution Agreement dated March 14th, 2014, under which the Parties formed VivaVentures Precious Metals, LLC for the purpose of building machines capable of extracting gold and other precious metals from sands and other sand-based ore bodies based on the Extraction Technology (the “Contribution Agreement”);.

C.       WHEREAS, one of the Licensor’s obligations under the Contribution Agreement is to grant an exclusive license to the Licensees for the purpose of allowing both Licensees the right to use the Extraction Technology to develop and build machines using the Extraction Technology, and run a business based on operating said machines, once built;

D.       The Parties desire that Licensor grant an exclusive license for applications and implementations involving the Extraction Technology as set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other considerations cited herein, the Parties agree as follows.

II.     DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

2.1     “Confidential Information” shall mean any and all information disclosed by a Party (the “Disclosing Party”) to the other party (the “Recipient”) hereunder that is clearly marked or identified as “confidential,” such as proprietary information relating to the Disclosing Party’s technology (including the Intellectual Property and any associated knowhow), products, processes, business information, or intellectual property rights. “Confidential Information” further includes the terms and conditions of this Agreement not otherwise made public by agreement of the parties as well as information arising or disclosed pursuant to this Agreement. Notwithstanding the foregoing, information will not be considered “Confidential Information” to the extent the Recipient can demonstrate by written record or other suitable physical evidence that:

a)	such specific information was lawfully in the Recipient’s possession or control prior to the time such information was disclosed to the Recipient by the Disclosing Party;
b)	such specific information was independently developed by one or more employees or other agents of the Recipient without reference to such Confidential Information;
c)	such specific information was lawfully obtained by the Recipient from a third party under no obligation of confidentiality to the Disclosing Party; or
d)	such specific information was, at the time it was disclosed or obtained by the Recipient, or thereafter became, publicly known otherwise than through a breach of the Recipient’s obligations hereunder.

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2.2     “Improvements” shall mean inventions or other improvements which relate to or are based on the Inventions and which are within the scope of the then existing Intellectual Property. An Improvement shall be within the scope of a patent in the Intellectual Property if covered by a claim, either literally or under the doctrine of equivalents.

2.3     “Intellectual Property” shall mean:

a)	all issued patents, continuations, continuations-in-part, divisionals, and other patents or applications derived from the Extraction Technology;
b)	all related knowhow and trade secrets relating to the Extraction Technology; and
c)	all other trade secrets and intellectual property information related to the Extraction Technology.

2.4     “Licensed Products” shall mean any product, device, process, method, apparatus, kit or component part, or any part thereof, or any subject matter, where manufacture, use, or sale is covered, in whole or in part, either literally or under the doctrine of equivalents, by any issued or pending claim of one ore more of the Intellectual Property pending or issued in the country of manufacture, use, or sale.

2.5     "New Invention(s)" shall mean an invention conceived or reduced to practice by Licensees or jointly by Licensees and Licensor which relates to or is based on the subject matter of the Intellectual Property or on work developed under the direction of Licensor, but which is outside the scope of the then-existing Intellectual Property.

2.6     “Party” (and collectively, “Parties”) shall mean either or collectively the Licensor and/or Licensees, and all associated affiliates. Affiliates shall include a) any officer, director, and/or legal entity directly or indirectly controlled by, or controlling, a Party, b) an entity of which fifty percent or more of the voting stock is controlled or owned directly by a Party; c) an entity which owns fifty percent or more of the voting stock of a Party; and e) an entity the majority ownership of which is directly or indirectly common to the majority ownership of a Party.

2.7     “Sublicensee” shall mean third parties to whom the Licensees sublicenses the Intellectual Property pursuant to the terms of this Agreement to develop, manufacture, have manufactured, use, and sell the Licensed Products.

2.8     “Sublicensee Income” shall mean compensation or consideration of any kind received by Licensees from a Sublicensee, including without limitation cash, marketable securities, stock or shares, and any tangible or intangible assets.

III.      grant of license

3.1     Grant. Subject to the terms and conditions of this Agreement, Licensor grants and the Licensees hereby accept a worldwide, exclusive, non-transferable license in the Intellectual Property to develop, manufacture, have manufactured, use, market, import, have imported, offer for sale, and sell the Licensed Products. This license grant shall be for the lifetime of the Intellectual Property.

3.2     Sublicense. The Licensees shall have the right to sublicense the Intellectual Property to third parties (hereinafter “Sublicensee”), subject to the prior written consent of Licensor, whose consent shall not be unreasonably withheld. The sublicense terms shall be commercially reasonable when compared to similar transactions conducted at arms length, and no sublicense shall contain the right to grant further sublicenses without the prior written consent of Licensor.

3.3     Retention of Rights. Licensor shall retain the nontransferable right to make, use and practice the Intellectual Property for his own noncommercial purposes. The license granted hereunder shall not be construed to confer any rights upon Licensees by implication, estoppel or otherwise as to any technology or intellectual property other than the Intellectual Property.

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3.4     Third Party Licenses. The parties recognize that Licensees may encounter patents held by third parties, and that licenses between Licensor or Licensees and such third parties may be necessary in order to enable the Licensees to develop, make or market certain Licensed Products. In that event, the Licensees have the right to enter into licensing agreements with such third parties, provided Licensor is consulted before hand, is reasonably satisfied that the third party does in fact hold a patent that limits Licensees’ rights in respect of the making, using and/or marketing the Licensed Products, and Licensor gives its written approval to such license, which approval shall not be unreasonably withheld. Any money received by Licensees in exchange for such cross-licensing shall be treated as consideration from Sublicensees for sublicensing.

IV.      payments FOR THE LICENSE

4.1     Payments. All payments due to the Licensor for the License to the Intellectual Property are set forth in the Contribution Agreement and the VivaVentures Operating Agreement, which all the Parties hereto are also parties.

V.      Reports and Records

5.1     Record Retention. Licensees shall make and retain and shall cause its Sublicensees to make and retain, for a period of three (3) years following the period of each report required by the Article true and accurate records of the account containing all the data reasonably required for the full computation and verification of gross sales, gross revenues, and other information for use by VivaVentures to calculate any amounts due and owing to the Parties. Such records shall be in accordance with generally accepted accounting principles consistently applied and shall be kept at Licensees’ principal place of business. The Licensees and any of their Sublicensees shall permit the inspection of such records by an independent certified public accountant chosen by Licensor and reasonably acceptable to Licensees during regular business hours upon five (5) business days’ written notice to Licensees, to the extent necessary to verify compliance with this Agreement. Such inspection shall not be made more than once each calendar year unless an error is discovered, or for other good cause. All costs of such inspection and copying shall be paid by Licensor, provided that if any such inspection shall reveal that an error has been made in an amount equal to 5% or more of any such payment due, such costs shall be paid by Licensees.

VI.      Due Diligence in ComMercialization

6.1     Reasonable Efforts. Licensees agree that they shall use its reasonable efforts and diligently endeavor to achieve the development, regulatory approval, and commercialization of the Licensed Products. Licensees may conduct such efforts itself or through a Sublicensee.

6.2     Termination. If, after a period of ten years from the Effective Date, the Licensees have not commercialized a Licensed Product, Licensor shall have the right, at its option to: (a) terminate the Agreement; or, (b) convert any or all of the rights granted to Licensees from exclusive to non-exclusive.

6.3     Status Reports. Licensees shall provide periodic Status Reports to Licensor, at least quarterly, indicating progress and problems to date in commercialization of the Licensed Products. Such Status Reports shall also include a forecast and schedule of major events required to marked the Licensed Products. Licensor shall treat all such information as confidential.

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VII.      Patent Prosecution

7.1     Patent Prosecution Expenses. Beginning from the Effective Date and during the term of this Agreement and subject to Section 0, Licensor shall diligently prosecute and maintain, at the Licensees’ expense, any United States and foreign patents comprising the Intellectual Property, using patent counsel of the Licensees’ choice that is reasonably acceptable to Licensees.

7.2     Patent Prosecution Cooperation. The Parties agree to fully cooperate with one another and to keep each other fully informed regarding the preparation, filing, and prosecution of all patent applications which Licensor may file and prosecute pursuant to this Agreement. Licensees will also execute and deliver all documents which Licensor may deem necessary or desirable for the Intellectual Property. Licensor will also promptly provide copies of all documents received from any patent office, so as to keep Licensees informed of the continuing prosecution. The Parties agree that representatives of each Party shall meet periodically to review and keep one another fully informed as to the status of all Intellectual Property and all patent-related matters. Such representatives may meet in person or telephonically, as mutually agreed upon by the Parties.

7.3     Protection of Licensed Products. Licensor will use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensees to protect the Licensed Products.

7.4     Foreign Protection of Licensed Products. The Licensees will have the right to request that Licensor obtain or maintain patent protection on the Intellectual Property in foreign countries if possible or available. Licensees shall notify Licensor in writing of the countries in which it desires to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith, and Licensees shall be responsible for all associated costs. Upon receipt of such request, Licensor will undertake the actions described in Section VII with respect to each foreign country requested by Licensees and shall timely file any applicable patent applications. Licensees will be responsible for all costs associated with such a request.

7.5     Patent Marking. The Licensees and their Sublicensees shall mark all Licensed Products sold by it with appropriate patent markings indicating that the Licensed Products are protected by one or more of patents in the Intellectual Property, if applicable. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

7.6     Decision Not To file. If Licensor decides to take steps which would result in either not filing a patent application or the abandonment of a patent or patent application, it shall promptly give notice to Licensees of such decision, which notice shall in no event be less than thirty (30) days prior to the next deadline for payment, filing, or any other related action. Further, Licensor shall provide Licensees an opportunity to assume responsibility for such patent application or patent.

7.7     Decision Not To pay. At any time, upon providing sixty (60) days written notice, Licensees may discontinue making payments with regard to any patent application(s) and/or patent(s) within the Intellectual Property, and in such case, Licensees shall have no further rights under this Agreement and this license shall terminate with respect to those patent applications and/or patents.

7.8     Patent Extension. With respect to any issued patent in the Intellectual Property, Licensor will designate Licensees as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world, or if not feasible, at Licensees’ option, permit Licensees to file in Licensor’s name or diligently obtain such extension for the Licensees, or their Sublicensees at Licensees’ expense. Licensor agrees to provide reasonable assistance, at no out-of-pocket expense, to facilitate Licensees’ efforts to obtain any extension. If for any reason the Licensees fail to exercise diligent efforts to obtain any extension or determine that it will not seek such extension, the Licensees shall provide reasonable assistance, at no out-of-pocket expense, to facilitate Licensor’s efforts to obtain any such extension.

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VIII.      Infringement

8.1     Notice of Infringement. The Parties shall promptly give written notice to each other of any apparent infringement discovered with respect to any patent issuing from the Intellectual Property. Such notice shall set forth the known facts of the apparent infringement in reasonable detail. Upon written notice to Licensor, the Licensees shall have the first right, but not the obligation, to bring any legal action with respect to such apparent infringement at its own expense and for its own benefit. In such event, Licensor agrees to cooperate with the Licensees and to join in such action as a party plaintiff if requested to do so by the Licensees and, at the Licensees’ request, to give the Licensees all needed information, assistance, and authority to file and prosecute such suit. The Licensees shall reimburse Licensor for all verified out-of-pocket expenses incurred by Licensor in providing such assistance, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor. To ensure that no rights of Licensor are compromised in any such action, the Licensees shall not settle any such claim or action, or enter into any settlement agreement that admits that any third party product does not infringe the Intellectual Property or that any patent in the Intellectual Property is invalid or enforceable without Licensor’s prior written consent, which consent shall not be unreasonably withheld. If there is a recovery in such action (including a recovery as a result of a settlement), after recovery of all direct out-of-pocket expenses incurred by the Licensees and Licensor in connection with the action, the Licensees shall pay to Licensor an cash or cash equivalent received from any alleged infringer equivalent to the royalties which Licensor would have received if such alleged infringer had been a Sublicensee.

8.2     Infringement of Third Party Rights. If the Licensees or Licensor receive notice of a claim or action by a third party alleging infringement of such third party’s rights in connection with the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensees or their Sublicensees, the Licensees shall have the right to conduct the legal defense, but shall not enter into any disposition with respect thereto, or enter into any settlement agreement that admits that any Licensed Product infringes any third party right without Licensor’s prior written consent to such disposition, which consent shall not be unreasonably withheld. All costs of the Licensees’ defense, and any damages awarded or amounts paid in settlement in any such claim shall be the sole responsibility of the Licensees. Licensor shall cooperate with the Licensees if requested by the Licensees in its defense of such infringement claim or action, provided that Licensees shall reimburse Licensor for all out-of-pocket expenses, including attorneys’ fees, expenses, and expert witness fees incurred by Licensor in providing such cooperation.

8.3     Indemnification. Subject to the notification provisions of Section 0 below, the Licensees shall defend and hold harmless Licensor against a third party infringement claim or action which results from the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensees or their Sublicensees, and indemnify Licensor against the cost of such defense undertaken by the Licensees, including attorneys’ fees and all other legal expenses, costs, expert witness fees, and damages awarded or amounts paid in settlement in any such claim or action. Such indemnification shall include attorneys’ fees for independent counsel retained by Licensor if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensees, but only in connection with services rendered in connection with matters with respect to which the parties have adverse interests. The Licensees’ indemnification shall not include indemnification to the extent to which such infringement is directly caused by Licensor prior to the date of this Agreement.

8.4     Notification. In the event that any claim is asserted against Licensor or the Licensees (or any of their respective officers, directors, trustees, employees, agents, or representatives), or if any such person is made a party defendant in any action involving a matter which is the subject of Licensor’s indemnification as set forth above, or if either Party becomes aware of a claim or patent which might provide the basis for a third party’s claim of infringement against Licensees for the development, manufacture, use, marketing, or sale of a Licensed Product, then such Party shall give written notice to the other within thirty (30) days of having learned of such, or within ten (10) days of the receipt of a written complaint or formal pleading regarding the same.

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IX.      Term and Termination of agreement

9.1     Term. The term of the license granted under this Agreement shall continue for the life of the Intellectual Property, unless terminated sooner under the provisions of this Agreement.

9.2     Termination by Licensor. In addition to any other rights of termination set forth in this Agreement, and subject to any applicable cure periods prescribed herein, Licensor may in his sole discretion terminate this Agreement in the event that:

a)	The Licensees fail to make payments when due of any amounts owed to Licensor under this the Contribution Agreement and VivaVentures Operating Agreement and the Licensees does not correct such failure within thirty (30) business days after receipt of written notice of such failure is delivered to the Licensees;
b)	The Licensees commit a breach of any other obligation of this Agreement or related Party agreement which is not cured (if capable of being cured) within thirty (30) days after receiving notice of such;
c)	The Licensees or their Sublicensees intentionally provide any materially false report, in which event such termination shall be effective thirty (30) days after written notice to Licensees; or,
d)	The Licensees become insolvent or a petition in bankruptcy is filed against the Licensees and is consented to, acquiesced, and remains undismissed for ninety (90) days; or Licensees makes a general assignment for the benefit of creditors, or a receiver is appointed for the Licensees, and the Licensees do not return to solvency before the expiration of said thirty (30) day period set by the notice, in which event such termination shall be effective thirty (30) days after written notice to the Licensees.

9.3     Conversion to Non-Exclusive License. In addition to the provision set forth in Section 9.2 above, Licensor shall have the option, at its sole discretion, to convert the license set forth in this Agreement to a non-exclusive license if the Licensees or their Sublicensees have not commercialized a Licensed Product after a period of ten years from the Effective Date.

9.4     Termination by Licensees. The Licensees shall have the option to terminate this Agreement upon providing sixty (60) days’ written notice to Licensor.

9.5     Obligations on Termination.

9.5.1       Rights Termination. Upon termination of this Agreement and except as otherwise expressly provided herein, all of the rights and licenses granted to Licensees under the terms of this Agreement shall terminate. The Licensees shall assign any sublicenses granted under this Agreement to Licensor. All rights licensed or transferred by Licensor to the Licensees hereunder which are subject to termination shall revert to Licensor, and the Licensees agree to execute all instruments reasonably necessary and desirable to revest said rights in Licensor.

9.5.2       Regulatory Records. Upon termination, the Licensees shall transfer ownership and possession of all records and documents of Licensees filed with regulatory authorities relating to the Licensed Products.

9.5.3       Return of Confidential Material. Upon termination, the Licensees and their Sublicensees shall return all Confidential Information, including any knowhow relating to the Intellectual Property, transferred to the Licensees by Licensor. The Licensees and their Sublicensees shall maintain confidentiality and not use any such information for a period of five (5) years after termination of this Agreement.

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9.5.4       Unsold Inventory. In the event this Agreement is terminated for any reason, the Licensees and their Sublicensees shall have the right to sell or otherwise dispose of their stock of any Licensed Products, subject to the obligation of the Licensees to pay Licensor the payments as provided in Section IV of this Agreement. The Licensees shall immediately discontinue any additional production of the Licensed Products.

9.5.5       Sublicensees. In the event that the license granted to the Licensees under this Agreement is terminated, any sublicenses granted to Sublicensees shall remain in full force and effect, provided that the Sublicensee is not then in breach of its sublicense agreement, and the Sublicensee agrees to be bound to Licensor as a licensee under the terms and conditions of the agreement, in which case Licensor and Sublicensee shall enter into appropriate agreements or amendments to the sublicense agreements to substitute Licensor for the Licensees as the licensor.

9.5.6       Other Rights. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination, including, without limitation, Licensees' obligation to pay all royalties or other payments and/or reimbursements specified in Section IV. The rights provided in. this Section shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

X.      Indemnification and Warranties

10.1       Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE Intellectual Property, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT CLAIMS (ISSUED OR PENDING), OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT(S) AND USE OF THE INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL. OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEES TAKES THE Intellectual Property “AS-IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR FOR WARRANTY OF ANY KIND RELATING TO THE Intellectual Property SUBJECT TO THE REPRESENTATIONS MADE HEREIN. IN NO CASE SHALL LICENSOR’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO LICENSOR BY LICENSEES AS OF THE DATE OF FILING OF THE ACTION AGAINST LICENSOR WHICH RESULTS IN A SETTLEMENT OR AWARD OF DAMAGES.

10.2       Indemnity. With the exception of infringement claims or actions covered by Section VIII, Licensees shall defend, indemnify, and hold harmless Licensor from and against any and all liabilities, claims, suits, damages, and expenses of any nature related to a third party claim in connection with (i) the use by the Licensees or their Sublicensees of the Intellectual Property; (ii) the development, manufacture, use, marketing, sale, or other disposition of any Licensed Products by the Licensees or their Sublicensees, or any statement or breach of any representation or warranty made by the Licensees or their Sublicensees with respect thereto; or (iii) resulting from or arising out of the exercise by Licensees of this license or any sublicense granted by Licensees pursuant to this Agreement. In the event of such indemnification, Licensor shall reasonably cooperate with the Licensees in defending any such claims. Licensor shall be entitled to receive information regarding the status of any such matter, and shall be entitled to retain counsel on its own behalf at Licensees’ expense, in addition to counsel retained by Licensees to defend Licensor, if Licensor is named a party, and if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensees, or if Licensor is not satisfied with the defense provided by the Licensees for any reason.

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10.3       Insurance.

The Licensees, at their sole cost and expense, shall purchase and maintain in effect and shall require their Sublicensees to purchase and maintain in effect comprehensive or commercial form general liability insurance (contractual liability and products liability included on a world-wide basis) insuring its and their activities in connection with clinical trials, marketing approvals, and covering all claims with respect to any Licensed Products manufactured or sold within the term of any license granted hereunder, and professional liability (errors and omissions), and workers’ compensation as required by law and automobile liability, which policies shall, if required by the Licensor in writing: (i) be in such form of coverage and written by such company licensed to conduct business in the State of California as Licensor shall reasonably approve, (ii) provide that such policy is primary and not excess or contributory with regard to other insurance Licensor may have, and (iii) provide at least thirty (30) days’ notice to Licensor of cancellation. In the event the Licensees cannot obtain such insurance, or cannot obtain such insurance at a reasonable price, it shall obtain insurance in an amount to reasonable to cover the Licensees in the event of a covered event, based on the then-current operations of the company. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after expiration of this Agreement. The Licensees shall have this insurance in place prior to beginning development on a Licensed Product and at such time will furnish a certificate of such insurance to Licensor within thirty (30) days thereafter. The Licensees shall obtain such additional insurance coverage as shall be reasonably requested by Licensor, and reasonably agreed to by the parties, provided that Licensor shall not request changes in such coverage more frequently than annually.

The Licensees expressly waive any right of subrogation that it may have against Licensor resulting from any liabilities, claims, suits, damages, and expenses of any nature for which Licensees has agreed to indemnify Licensor or hold Licensor harmless under this Section.

10.4       Representations and Warranties of Licensor. Licensor represents, warrants, and covenants to the Licensees as follows:

a)	Licensor warrants that Licensor has the rights, ownership, titles and interests, legal and equitable, necessary in the Intellectual Property to grant the Licensees the exclusive license and rights described herein.
b)	The license granted to the Licensees under this Agreement is the only license granted by Licensor with respect to the Intellectual Property and during the term of this Agreement Licensor shall not grant any third party rights inconsistent with the rights granted Licensees herein.
c)	There are no pending, and to the knowledge of Licensor as of the Effective Date, any threatened actions, claims, or proceedings in any way relating to the Intellectual Property.

10.5       Representations and Warranties of the Licensees. The Licensees represent, warrant, and covenant to Licensor as follows:

a)	The Licensees are a corporation (Vivakor) and a limited liability company (VivaVentures Precious Metals), duly organized, validly existing and in good standing under the laws of the State of Nevada having full Corporate power to conduct each business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.
b)	The execution, delivery and performance under this Agreement by the Licensees has been duly authorized by all required corporate action, do not constitute a breach, default or violation of any of the provisions of Licensees' Articles of Incorporation, Bylaws or other charter documents, or any other agreement, law, or regulation to which it may be a party or by the terms of which it may be bound.

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XI.      OWNERSHIP OF IMPROVEMENTS AND nEW INVENTIONS

Improvements and New Inventions will be owned solely by the Licensees and shall be free and clear of any ownership or other rights claimed by Licensor and shall not be part of the Intellectual Property and/or Extraction Technology. Furthermore, the Licensees will have the sole right to file any patent, copyright, or other intellectual property rights applications or registrations resulting from any such Improvements or New Inventions anywhere in the world. Without limiting the generality of the foregoing, and in the alternative, the Licensor hereby irrevocably transfers and assigns to the Licensees, completely and exclusively, and by virtue of the execution of this Agreement and without any other additional compensation, all of the Licensor’s rights, title, and interest, including, but not limited to, all intellectual property rights, if any, in and to the Improvements and New Inventions. The Licensor acknowledges and agrees that, as a result of the foregoing provisions of this Section 11, all such Improvements and New Inventions hereby become the exclusive property of the Licensees, and, the Licensees will have the sole right to determine the treatment of any Improvements and New Inventions, including, without limitation, the rights to keep Improvements and New Inventions as trade secrets, to file and execute patent applications on Improvements and New Inventions, to use and disclose Improvements and New Inventions without prior patent application, to file registrations for any other intellectual property rights, and to transfer any intellectual property rights to any party the Licensees so choose, or to follow any other procedure that the Licensees deems appropriate. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall preclude Licensees from developing, manufacturing, marketing or distributing devices suitable to extract gold and other precious metals from sands and other sand-based ore bodies.

XII.      Miscellaneous

12.1       Choice of Law. This Agreement will be governed by the laws of the State of California.

12.2       Compliance with Laws and Regulations. The Licensees shall use reasonable efforts to comply with all foreign and United States federal, state and local laws and regulations applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. In particular, Licensees shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and the Licensees’ activities hereunder. The Licensees shall be responsible for all taxes, duties, and other governmental charges, however, designated, which are now or hereafter imposed by any such authority (a) by reason of the performance by the Licensees of their obligations under this Agreement, or the payment of any amounts by the Licensees to Licensor under this Agreement, (b) based on the Intellectual Property or Licensed Products, or (c) relating to the import of the Licensed Products into any such territory. Licensor agrees to use reasonable efforts to cooperate with Licensees at Licensees’ expense, in connection with any filings required by any governmental entity.

12.3       Notices. Any notice, report, request or other communication required or permitted to be given under this Agreement by a Party to the other parties shall be either hand-delivered (including delivery by courier), or mailed by first-class registered or certified mail (airmail if internationally), with return receipt requested, and addressed as follows:

To Licensees:	Vivakor, Inc.
2 Park Plaza, Suite 800
Irvine, CA 92614
Tel: 949-281-2606
Fax:

VivaVentures Precious Metals, LLC
3691 Misty Falls Ln.
Las Vegas, Nevada, 89129
702-326-0281

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With a copy to:	Law Offices of Craig V. Butler
300 Spectrum Center Drive, Suite 300
Irvine, CA 92618
Attn. Craig V. Butler
Fax: (949) 209-2545
Email: cbutler@craigbutlerlaw.com

To Licensor:	William Ison
12622 S. Park Ave.
Riverton, UT 84065
Tel: 949-698-8520
Fax:

With a copy to:	_________________________
_________________________
_________________________
_________________________

Each Party may designate in writing a new address to which any notice may thereafter be given. Any notice sent by registered or certified mail shall be deemed to have been given at the time of the receipt thereof by the other Party or three (3) calendar days after the time of mailing, whichever is earlier.

12.4       Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral with respect thereto.

12.5       Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each Party to be bound. No delay on the part of any Party, in exercising any right hereunder shall operate as a waiver thereof. Neither any waiver on the part of any Party of any such right, nor any single or partial exercise of any such right shall preclude any further exercise thereof or the exercise of any other such right unless waived in writing. The rights and remedies hereunder provided are cumulative and except as otherwise provided herein are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

12.6       Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The parties may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

12.7       Severability. If any term or provision in this Agreement or the application thereof shall be held invalid, void or unenforceable, the remainder of such term or provision shall remain in full force and effect, and the invalid, void, or unenforceable term or provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.

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12.8       Method of Dispute Resolution. In the event that there arises any disagreement or dispute between the Parties that cannot be amicably resolved and which relates to the interpretation, enforcement, or violation of the terms of this Agreement, such matters will be resolved in a United States District Court in the Central District of California. If no such jurisdiction exists, then any such dispute will be resolved in a state court located in the geographic region of the Central District of California.

12.9       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.10       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11       Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the Recipient shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party hereto pursuant to this Agreement. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise.) Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a Party’s accountants, attorneys and other professional advisors.

12.12       Publicity. Unless required by federal and/or state law or regulation, no Party shall release any materials containing the name of another Party or any of its employees without the prior approval by an authorized representative of such Party, which approval shall not be unreasonably withheld. The Parties agree to make a mutually-agreed press release regarding this Agreement promptly following the Effective Date. Should a Party reject a proposed news release, the Parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

12.13       Further Assurances. Each Party to this Agreement shall, at the request of the other, furnish and deliver such documents, or other further assurances as the requesting Party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

12.14       Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is caused by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall any party be required to settle any labor dispute or disturbance.

12.15       Survival. The following obligations shall survive the termination of this Agreement: (a) the Licensees’ obligation to supply reports covering the time periods up to the date of termination; (b) Licensor’s right to receive payments and fees, accrued or accruable, from payments at the time of any termination; (c) The Licensees’ obligation to maintain records, and Licensor’s right to have those records inspected; (d) any cause of action or claim of either party, accrued or to accrue because of any action or omission by the other; (e) The Licensees’ obligations stated in Sections V, VIII, of this Agreement; and (f) Licensees’ obligations to return all materials given to it by Licensor.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:

Licensor:	William Ison
an individual and on behalf of Vaporetek

/s/ William Ison
William Ison

Licensees:	Vivakor, Inc.
a Nevada corporation

/s/ Matthew Nicosia
By: Matthew Nicosia
Its: Chief Executive Officer

VivaVentures Precious Metals, LLC
a Nevada limited liability company

/s/ Kevin Wiltz
By: Kevin Wiltz
Its: President

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Exhibit A

Description of the Extraction Technology

The vapor extraction technology developed and owned by the Vaportek Parties and licensed to VivaVentures Precious Metals, LLC and Vivakor under this Agreement and the License Agreement is a proprietary technology that extracts gold and other precious metals from sands and other sand-based ore bodies. Specifically, the technology utilizes a thermal vapor extraction process to heat salts or other detritus materials in order to extract gold and other precious metals from the materials.

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